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                                                                    EXHIBIT 99.2

                          [HOLLYWOOD PARK LETTERHEAD]


                                 August 7, 1997


                  NOTICE OF REDEMPTION OF HOLLYWOOD PARK, INC.
             DEPOSITARY SHARES AND $70 CONVERTIBLE PREFERRED STOCK

Dear Shareholder:

       On July 29, 1997, Hollywood Park, Inc. ("Hollywood Park") announced it had exercised its option to redeem all 2,749,900 of its outstanding Depositary Shares (CUSIP No. 436255301) and the related shares of $70 Convertible Preferred Stock. The Depositary Shares each represent 1/100th of a share of Hollywood Park's $70 Convertible Preferred Stock ("Preferred Stock"). As a result, at the close of business on August 28, 1997 (the "Call Date"), each Depositary Share will be converted into 0.8333 shares of Hollywood Park common stock, par value $.10 per share ("Common Stock"). This conversion ratio is based upon a pro rata liquidation preference of $10 per Depositary Share and the current Preferred Stock conversion price of $12.00 per share. Dividends on the Depositary Shares shall cease to accrue on the Call Date, and the Depositary Shares shall cease to be outstanding from and after the Call Date.

       Certificates representing shares of Common Stock, cash in lieu of fractional shares and the dividend accrued on the Depositary Shares from August 15, 1997 to August 28, 1997, will be issued to you upon your surrender of the Depositary Receipts formerly representing your Depositary Shares. The value of fractional shares shall be calculated based upon the closing price of the Common Stock on August 27, 1997. The quarterly dividend declared on the Depositary Shares on June 27, 1997 for the dividend period ending August 14, 1997 will still be paid to record holders of the Depositary Shares as of July 15, 1997.
To exchange your Depositary Receipts, you must complete and sign the enclosed Letter of Transmittal and return it by mail or hand delivery, together with your Depositary Receipts and any other documents required by the instruction in the Letter of Transmittal, to ChaseMellon Shareholder Services, L.L.C., the Exchange Agent, at the appropriate address set forth in the Letter of Transmittal. THE LETTER OF TRANSMITTAL CONTAINS INSTRUCTIONS THAT YOU SHOULD READ AND FOLLOW CAREFULLY. Please make sure it is properly completed, signed and dated. The method of delivery of your Depositary Receipts is at your option and risk, but, if sent by mail, it is strongly recommended that receipts be sent by registered mail, properly insured, with return receipt requested. This notice was mailed to holders of record of the Depositary Shares as of July 28, 1997 and will be mailed to subsequent transferees.

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       If you have any questions regarding how to exchange your Depositary
Receipts, or if you need additional copies of the Letter of Transmittal, please contact the Exchange Agent, ChaseMellon Shareholder Services, L.L.C., at
(800) 777-3674.

            Very truly yours,

            /s/ G. Michael Finnigan
            ----------------------------
            G. Michael Finnigan
            Executive Vice President and
            Chief Financial Officer

Enclosures



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